Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP ANNOUNCES 2010 THIRD QUARTER RESULTS

•	NET INCOME OF $19 MILLION OR 13 CENTS PER DILUTED SHARE

•	ADJUSTED NET INCOME OF $41 MILLION OR 29 CENTS PER DILUTED SHARE

•	INCOME FROM OPERATIONS OF $97 MILLION, A 30% INCREASE YEAR-OVER-YEAR

•	AVERAGE SALES VOLUMES OF 90.6 THOUSAND BARRELS OF OIL EQUIVALENT PER DAY, A 9% INCREASE YEAR-OVER-YEAR

•	CONTINUED GRANITE WASH DRILLING SUCCESS

Houston, Texas, November 5, 2010 - Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces 2010 third quarter results and updates drilling activities.

FINANCIAL SUMMARY

For the third quarter 2010, revenues of $387.8 million generated $18.8 million of net income, or $0.13 per diluted share, compared to revenues of $312.2 million and net income of $39.3 million, or $0.30 per diluted share, for the third quarter 2009.

Net income includes certain items affecting the comparability of operating results. Those items consist of realized and unrealized gains and losses on our mark-to-market derivative contracts, which exclude the impact of the derivatives monetized in 2009, and other items. When considering these items, net income for the third quarter 2010 was $41.4 million, or $0.29 per diluted share, compared to $79.3 million, or $0.60 per diluted share, for the same period in 2009 (a non-GAAP measure).

Income from operations was $97.1 million for the third quarter 2010, a 30% increase over third quarter 2009. On a unit of production basis, income from operations increased 19% per barrel oil equivalent (BOE) compared to the third quarter 2009.

Net cash provided by operating activities for the third quarter 2010 was $202.7 million and operating cash flow was $284.4 million compared to net cash provided by operating activities of $168.2 million and operating cash flow of $258.1 million for the third quarter 2009 (a non-GAAP measure).

For the first nine months of 2010, revenues of $1.1 billion generated $122.8 million of net income, or $0.87 per diluted share, compared to revenues of $819.4 million and net income of $88.2 million, or $0.73 per diluted share for the same period in 2009.

Net income includes certain items affecting comparability of operating results. Those items consist of realized and unrealized gains and losses on our mark-to-market derivative contracts, which exclude the impact of the derivatives monetized in 2009, a non-cash impairment charge related to our Vietnam oil and gas properties in 2010, legal recoveries and other items. When considering these items, net income for the first nine months of 2010 was $121.9 million, or $0.86 per diluted share, compared to $161.0 million, or $1.34 per diluted share, for the same period in 2009 (a non-GAAP measure).

Income from operations was $265.7 million for the first nine months of 2010, a 47% increase over the first nine months of 2009. On a unit of production basis, income from operations increased 38% per BOE compared to the first nine months of 2009.

Net cash provided by operating activities for the first nine months of 2010 was $677.2 million and operating cash flow was $723.0 million compared to net cash provided by operating activities of $309.9 million and operating cash flow of $646.9 million for the same period in 2009 (a non-GAAP measure).

A reconciliation of non-GAAP financial measures used in this release to comparable GAAP financial measures is included with the financial tables.

James C. Flores, Chairman, President and CEO of PXP commented, “We delivered solid quarterly financial and operating results as average daily sales volumes, income from operations and cash flow each improved significantly from third quarter last year, and our year-to-date production costs per unit sold remain lower than the same period in 2009. For the remainder of 2010, PXP will remain focused on cost control, operational execution and completing the previously announced acquisition and divestment transactions. As we move into 2011, PXP remains well-positioned to continue growing reserves and production. Our $1.2 billion Board of Director approved 2011 capital budget supports our diversified growth strategy with oil focused drilling programs in our key growth asset areas.”

OPERATIONAL UPDATE

•

Average daily sales volumes for the third quarter 2010 were 90.6 thousand BOE, or 9% higher than the 83.0 thousand BOE in the third quarter 2009. Fourth-quarter 2010 average daily sales volumes are expected to be in line with third quarter volumes reflecting the impact of the Gulf of Mexico shelf asset sale, downtime on certain California and Texas assets and the previously announced repair work following a fire at the Madden Field in Wyoming.

•

In the Texas Panhandle Granite Wash development, PXP is currently operating 5 rigs drilling horizontal wells to develop its inventory of over 150 potential locations. PXP plans to spud up to 20 horizontal wells in 2010 and over 25 wells in 2011. Four wells have been drilled, completed and are producing and 4 wells are waiting on completion.

Initial production rates for the two most recent completions are 10.4 million cubic feet per day with 344 barrels of condensate per day and an estimated 1,076 barrels of natural gas liquids per day (2,528 BOE net per day) for the Hanson 29-2H well, and 8.2 million cubic feet per day with 358 barrels of condensate per day and an estimated 773 barrels of natural gas liquids per day (1,993 BOE net per day) for the Sanders 74-1H well.

•

In the Haynesville Shale, third quarter 2010 average daily sales volumes were 129 million cubic feet equivalent (MMcfe) per day net to PXP, an approximate 22% increase over the 106 MMcfe net per day average rate for the second quarter of 2010. With interests in 45 active drilling rigs, production from this asset area is expected to exceed 135 MMcfe net per day in the fourth quarter 2010.

•

In California, PXP drilled 22 wells in the San Joaquin Valley and 8 wells in the Los Angeles Basin during the third quarter and expects to drill up to 16 wells in the San Joaquin Valley and up to 9 wells in the Los Angeles Basin during the fourth quarter.

•

In the South Texas Eagle Ford, the previously announced acquisition is on track for a November closing. Currently, four rigs are operating on the properties and 20 gross wells have been drilled, completed or are producing. Once closed, PXP will have a net acreage position of approximately 60,000 acres, an estimated 140 to 175 million BOEs of net resource potential and approximately 500 net well locations. This asset area is poised to be a significant driver of future production and reserve growth for PXP.

•

On September 19, 2010, PXP, together with certain of its subsidiaries, entered into an agreement with McMoRan Exploration Co. (MMR) and certain of its subsidiaries to divest our interest in properties located in the Gulf of Mexico shallow water for a combination of cash and stock. PXP will receive $75 million in cash and 51 million shares of MMR common stock in exchange for its interest in all of its Gulf of Mexico leasehold located in less than 500 feet of water. The transaction is subject to customary closing conditions and adjustments and the approval of MMR’s stockholders. The transaction will have an effective date of August 1, 2010 and is expected to close by year-end 2010.

•

On September 20, 2010, PXP announced that the data room process for the planned Gulf of Mexico deepwater divestment was underway. PXP expects to set an early December bid date and close the transaction by year-end 2010 or early 2011.

GUIDANCE

PXP plans to issue full-year 2011 operating and financial guidance at the end of this year. The 2011 guidance will reflect the impact of the previously announced Eagle Ford acquisition and Gulf of Mexico divestments.

CONFERENCE CALL

PXP will host a conference call today, Friday, November 5, 2010 at 8:00 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or1-973-935-8460. The conference call and replay ID number is 17620650. The replay can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. A live webcast of the conference call and a slide presentation will be available in the Investor Information section of PXP’s website at www.pxp.com.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statement. These include statements regarding:

*	completion of the proposed acquisition,

*	value and completion of the proposed divestments, including the receipt of McMoRan shareholder approval of the issuance of securities,

*	oil and gas prices,

*	results of drilling activities,

*	development schedules,

*	the impact of derivative positions,

*	production expense estimates,

*	cash flow estimates,

*	future financial performance,

*	capital and credit market conditions,

*	planned capital expenditures, and

*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for a discussion of these risks.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by law, we do not intend to update these forward-looking statements and information.

Contact:
Investors:	Media:
Hance Myers, 713.579.6291	Scott Winters, 713.579.6190
hmyers@pxp.com	swinters@pxp.com

Plains Exploration & Production Company

Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues
Oil sales	$276,423	$249,619	$828,690	$625,822
Gas sales	110,510	62,428	305,927	192,233
Other operating revenues	890	141	1,849	1,326

	387,823	312,188	1,136,466	819,381

Costs and Expenses
Lease operating expenses	67,668	60,276	187,707	194,564
Steam gas costs	17,146	10,956	52,166	37,425
Electricity	10,093	10,585	31,242	33,895
Production and ad valorem taxes	9,082	7,917	21,357	29,995
Gathering and transportation expenses	15,311	10,349	37,642	25,667
General and administrative	34,278	36,419	101,969	111,066
Depreciation, depletion and amortization	133,207	101,755	379,410	280,691
Impairment of oil and gas properties	-	-	59,475	-
Accretion	4,420	3,541	13,238	10,628
Legal recovery	-	-	(8,423)	(87,272)
Other operating (income) expense	(467)	(4,403)	(4,981)	1,553

	290,738	237,395	870,802	638,212

Income from Operations	97,085	74,793	265,664	181,169
Other (Expense) Income
Interest expense	(26,514)	(16,355)	(75,606)	(54,287)
Debt extinguishment costs	(461)	(1,183)	(1,189)	(12,093)
(Loss) gain on mark-to-market derivative contracts	(42,600)	14,795	23,240	13,217
Other income	1,704	569	14,245	761

Income Before Income Taxes	29,214	72,619	226,354	128,767
Income tax benefit (expense)
Current	75,169	(21,696)	67,759	(33,757)
Deferred	(85,535)	(11,597)	(171,362)	(6,837)

Net Income	$18,848	$39,326	$122,751	$88,173

Earnings per Share
Basic	$0.13	$0.30	$0.87	$0.74
Diluted	$0.13	$0.30	$0.87	$0.73
Weighted Average Shares Outstanding
Basic	140,601	131,701	140,304	119,288

Diluted	141,609	132,725	141,706	120,003

Plains Exploration & Production Company

Operating Data (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Daily Average Volumes
Oil and liquids sales (Bbls)	46,478	47,399	45,702	48,521
Gas (Mcf)
Production	270,072	220,103	252,635	204,605
Used as fuel	5,396	6,443	5,327	6,678
Sales	264,676	213,660	247,308	197,927
BOE
Production	91,490	84,083	87,807	82,622
Sales	90,591	83,009	86,920	81,509
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$76.21	$68.24	$77.69	$57.32
Gas	4.39	3.40	4.57	3.91
Average Realized Sales Price Before Derivative Transactions
Oil (per Bbl)	$64.65	$57.26	$66.42	$47.24
Gas (per Mcf)	4.54	3.18	4.53	3.56
Per BOE	46.43	40.86	47.82	36.76
Cash Margin per BOE (1)
Oil and gas revenues	$46.43	$40.86	$47.82	$36.76
Costs and expenses
Lease operating expenses	(8.12)	(7.89)	(7.91)	(8.75)
Steam gas costs	(2.06)	(1.43)	(2.20)	(1.68)
Electricity	(1.21)	(1.39)	(1.32)	(1.52)
Production and ad valorem taxes	(1.09)	(1.04)	(0.90)	(1.35)
Gathering and transportation	(1.84)	(1.36)	(1.59)	(1.15)
Oil and gas related DD&A	(15.33)	(12.66)	(15.33)	(11.89)

Gross margin (GAAP)	16.78	15.09	18.57	10.42
Oil and gas related DD&A	15.33	12.66	15.33	11.89
Realized (losses) and gains on derivative instruments (2)	(0.89)	10.07	(1.11)	11.06

Cash margin (Non-GAAP)	$31.22	$37.82	$32.79	$33.37

Oil and gas capital expenditures accrued ($ in thousands) (3)	$273,182	$446,630	$781,351	$1,249,048

(1)

Cash margin per BOE (a non-GAAP measure) is calculated by adjusting gross margin per BOE (a GAAP measure) to include realized gains and losses on derivative instruments and to exclude DD&A. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating trends and performance.

(2)

The 2009 realized gain excludes all cash settlements for the $106 crude oil puts and the $54 crude oil swaps monetized in the first quarter of 2009. Cash receipts on these instruments were $121.4 million prior to the $1.1 billion monetization in the first quarter 2009.

(3)

Additions to oil and gas properties reported in our consolidated statement of cash flows differ from the accrual basis amounts reflected above due to the timing of cash payments. Excludes acquisitions.

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

	Three Months Ended September 30, 2010
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price
Average realized price before derivative instruments (GAAP) (1)	$64.65	$4.54	$46.43
Realized (losses) gains on derivative instruments	(4.18)	0.43	(0.89)

Realized cash price including derivative settlements (non-GAAP)	$60.47	$4.97	$45.54

	Three Months Ended September 30, 2009
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price
Average realized price before derivative instruments (GAAP) (1)	$57.26	$3.18	$40.86
Realized (losses) gains on derivative instruments	(2.11)	4.38	10.07

Realized cash price including derivative settlements (non-GAAP)	$55.15	$7.56	$50.93

	Nine Months Ended September 30, 2010
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price
Average realized price before derivative instruments (GAAP) (1)	$66.42	$4.53	$47.82
Realized (losses) gains on derivative instruments	(4.25)	0.40	(1.11)

Realized cash price including derivative settlements (non-GAAP)	$62.17	$4.93	$46.71

	Nine Months Ended September 30, 2009
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price
Average realized price before derivative instruments (GAAP) (1)	$47.24	$3.56	$36.76
Realized gains on derivative instruments (2)	0.92	4.33	11.06

Realized cash price including derivative settlements (non-GAAP)	$48.16	$7.89	$47.82

(1)	Excludes the impact of production costs and expenses and DD&A.
(2)

The 2009 realized gain excludes all cash settlements for the $106 crude oil puts and the $54 crude oil swaps monetized in the first quarter of 2009. Cash receipts on these instruments were $121.4 million prior to the $1.1 billion monetization in the first quarter 2009.

Plains Exploration & Production Company

Consolidated Statements of Cash Flows (Unaudited)

(in thousands of dollars)

	Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$122,751	$88,173
Items not affecting cash flows from operating activities
Depreciation, depletion, amortization and accretion	392,648	291,319
Impairment of oil and gas properties	59,475	-
Deferred income tax expense	171,362	6,837
Debt extinguishment costs	1,189	12,093
Gain on mark-to-market derivative contracts	(23,240)	(13,217)
Noncash compensation	36,356	47,816
Other noncash items	2,467	4,479
Change in assets and liabilities from operating activities	(85,836)	(127,614)

Net cash provided by operating activities	677,172	309,886

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(805,744)	(1,242,698)
Acquisition of oil and gas properties (1)	35,350	(1,137,142)
Proceeds from sales of oil and gas properties	6,350	-
Derivative settlements	(23,546)	1,457,232
Additions to other property and equipment	(7,115)	(12,167)
Other	-	162

Net cash used in investing activities	(794,705)	(934,613)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from revolving credit facilities	1,486,610	2,315,090
Repayments of revolving credit facilities	(1,636,610)	(3,545,090)
Proceeds from issuance of Senior Notes	300,000	916,439
Costs incurred in connection with financing arrangements	(22,649)	(19,441)
Derivative settlements	-	1,392
Issuance of common stock	-	648,035
Other	31	28

Net cash provided by financing activities	127,382	316,453

Net increase (decrease) in cash and cash equivalents	9,849	(308,274)
Cash and cash equivalents, beginning of period	1,859	311,875

Cash and cash equivalents, end of period	$11,708	$3,601

(1)

The net cash inflow in 2010 is primarily associated with an adjustment to the final settlement of the $1.1 billion payment in September 2009 related to the prepayment of the Haynesville drilling carry.

Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$11,708	$1,859
Accounts receivable	227,222	258,585
Commodity derivative contracts	9,304	11,952
Inventories	21,471	19,934
Prepaid expenses	36,805	11,586
Other current assets	6,582	2,719

	313,092	306,635

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	10,161,418	9,044,146
Not subject to amortization	2,952,846	3,279,537
Other property and equipment	128,455	125,667

	13,242,719	12,449,350
Less allowance for depreciation, depletion, amortization and impairment	(6,044,294)	(5,616,628)

	7,198,425	6,832,722

Goodwill	535,223	535,237

Commodity Derivative Contracts	7,416	-

Other Assets	73,013	60,137

	$8,127,169	$7,734,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$209,402	$248,454
Commodity derivative contracts	16,925	59,176
Royalties and revenues payable	66,785	78,590
Interest payable	58,713	45,743
Deferred income taxes	18,418	153,473
Other current liabilities	68,095	97,115

	438,338	682,551

Long-Term Debt	2,803,475	2,649,689

Other Long-Term Liabilities
Asset retirement obligation	230,604	214,231
Other	23,114	55,531

	253,718	269,762

Deferred Income Taxes	1,242,864	933,748

Stockholders’ Equity
Common stock	1,439	1,439
Additional paid-in capital	3,414,353	3,381,566
Retained earnings	169,062	51,204
Treasury stock, at cost	(196,080)	(235,228)

	3,388,774	3,198,981

	$8,127,169	$7,734,731

Plains Exploration & Production Company

Summary of Open Derivative Positions

At October 1, 2010

Period (1)	Instrument Type	Daily Volumes	Average Price (2)	Average Deferred Premium	Index
Sales of Crude Oil Production
2010
Oct -Dec	Put options	40,000 Bbls	$55.00 Strike price	$5.00 per Bbl (3)	WTI
2011
Jan -Dec	Put options (4)	31,000 Bbls	$80.00 Floor with a $60.00 Limit	$5.023 per Bbl	WTI
Jan -Dec	Three-way collars (5)	9,000 Bbls	$80.00 Floor with a $60.00 Limit $110.00 Ceiling	$1.00 per Bbl	WTI
2012
Jan -Dec	Put options (4)	40,000 Bbls	$80.00 Floor with a $60.00 Limit	$6.087 per Bbl	WTI

Sales of Natural Gas Production
2010
Oct -Dec	Three-way collars (6)	85,000 MMBtu	$6.12 Floor with a $4.64 Limit $8.00 Ceiling	$0.034 per MMBtu	Henry Hub

(1)	All of our derivative instruments are settled monthly.
(2)	The average strike prices do not reflect the cost to purchase the put options or collars.
(3)	In addition to the deferred premium, an upfront payment of $3.86 per barrel was paid upon entering into these derivative contracts.
(4)

If the index price is less than the $80 per barrel floor, we receive the difference between the $80 per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. If the index price is at or above $80 per barrel, we pay only the option premium.

(5)

If the index price is less than the $80 per barrel floor, we receive the difference between the $80 per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. We pay the difference between the index price and $110 per barrel plus the option premium if the index price is greater than the $110 per barrel ceiling. If the index price is at or above $80 per barrel but at or below $110 per barrel, we pay only the option premium.

(6)

If the index price is less than the $6.12 per MMBtu floor, we receive the difference between the $6.12 per MMBtu floor and the index price up to a maximum of $1.48 per MMBtu less the option premium. We pay the difference between the index price and $8.00 per MMBtu plus the option premium if the index price is greater than the $8.00 per MMBtu ceiling. If the index price is at or above $6.12 per MMBtu but at or below $8.00 per MMBtu, we pay only the option premium.

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three and nine months ended September 30, 2010 and 2009. Adjusted net income excludes certain items affecting the comparability of operating results and the related tax effects. Management believes this presentation may be helpful to investors. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three Months Ended September 30,
	2010	2009
	(millions of dollars)
Net income (GAAP)	$18.8	$39.3
Unrealized loss (gain) on mark-to-market derivative contracts	42.6	(14.8)
Realized (loss) gain on mark-to-market derivative contracts (1)	(7.4)	76.9
Adjust income taxes (2)	(12.6)	(22.1)

Adjusted net income (non-GAAP)	$41.4	$79.3

	Nine Months Ended September 30,
	2010	2009
	(millions of dollars)
Net income (GAAP)	$122.8	$88.2
Unrealized gain on mark-to-market derivative contracts	(23.2)	(13.2)
Realized (loss) gain on mark-to-market derivative contracts (1) (3)	(26.3)	246.0
Impairment of oil and gas properties	59.5	-
Legal recovery	(8.4)	(87.3)
Other non-operating income	(8.1)	-
Adjust income taxes (2)	5.6	(72.7)

Adjusted net income (non-GAAP)	$121.9	$161.0

(1)

The amounts presented in the above table differ from the adjustments reflected in the calculation of operating cash flow on the following page due to the accrued amounts reflected in the income statement versus the actual cash received or paid reflected in the consolidated statement of cash flows.

(2)

Tax rates assumed based upon adjusted earnings are 36% and 41% for the three months ended September 30, 2010 and 2009, respectively. Tax rates assumed based upon adjusted earnings are 45% and 41% for the nine months ended September 30, 2010 and 2009. Tax rates exclude the effects of nonrecurring tax related expenses and benefits.

(3)

The 2009 realized gain excludes all cash settlements for the $106 crude oil puts and the $54 crude oil swaps monetized in the first quarter of 2009. Cash receipts on these instruments were $121.4 million prior to the $1.1 billion monetization in the first quarter 2009.

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following tables reconcile Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the three and nine months ended September 30, 2010 and 2009. Management believes this presentation may be useful to investors. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting net income to add back certain non-cash and non-operating items, including unrealized gains and losses on mark-to-market derivative contracts, to include derivative cash settlements for realized gains and losses on mark-to-market derivative contracts that are classified as either investing or financing activities for GAAP purposes and to exclude certain items.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(millions of dollars)
Net income	$18.8	$39.3	$122.8	$88.2
Items not affecting operating cash flows
Depreciation, depletion, amortization and accretion	137.6	105.3	392.6	291.3
Impairment of oil and gas properties	-	-	59.5	-
Deferred income tax expense	85.5	11.6	171.4	6.8
Debt extinguishment costs	0.5	1.2	1.2	12.1
Unrealized loss (gain) on mark-to-market derivative contracts	42.6	(14.8)	(23.2)	(13.2)
Noncash compensation	13.4	15.3	36.3	47.8
Other noncash items	0.8	1.6	2.4	4.5
Realized (loss) gain on mark-to-market derivative contracts (1)	(7.4)	76.9	(23.5)	262.9
Legal recovery and other	-	-	(16.5)	(87.3)
Current income taxes attributable to derivative contracts	(7.4)	21.7	-	33.8

Operating cash flow (non-GAAP)	$284.4	$258.1	$723.0	$646.9

Reconciliation of non-GAAP to GAAP measure
Operating cash flow (non-GAAP)	$284.4	$258.1	$723.0	$646.9
Legal recovery and other	-	-	16.5	87.3
Changes in assets and liabilities from operating activities	(96.5)	8.7	(85.8)	(127.6)
Realized loss (gain) on mark-to-market derivative contracts (1)	7.4	(76.9)	23.5	(262.9)
Current income taxes attributable to derivative contracts	7.4	(21.7)	-	(33.8)

Net cash provided by operating activities (GAAP)	$202.7	$168.2	$677.2	$309.9

(1)

The 2009 realized gain excludes all cash settlements for the $106 crude oil puts and the $54 crude oil swaps monetized in the first quarter of 2009. Cash receipts on these instruments were $121.4 million prior to the $1.1 billion monetization in the first quarter 2009.

Plains Exploration & Production Company

Derivative Settlements

(in thousands of dollars)

The following tables reflect cash (payments) receipts for derivatives attributable to the stated production periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Oil sales (1)	$(17,854)	$(9,199)	$(52,980)	$12,120
Gas sales	10,461	86,110	26,711	233,871

	$(7,393)	$76,911	$(26,269)	$245,991

		2010	2009
Amortization of monetized derivatives (2)
First Quarter		$123,730	$57,211
Second Quarter		125,105	167,943
Third Quarter		126,479	169,788
Fourth Quarter		126,479	169,788

		$501,793	$564,730

(1)

Excludes all cash settlements for the $106 crude oil puts and the $54 crude oil swaps monetized in the first quarter of 2009. Cash receipts on these instruments were $121.4 million prior to the $1.1 billion monetization in the first quarter 2009.

(2)	Represents the net receipts for derivatives monetized in the first quarter of 2009 attributable to their production periods, net of accrued interest on our deferred premiums.

###